Exhibit 99.1





For Immediate Release

CONTACT:
Penny Thomas
Corporate Communications Manager
(360) 493-6724
media_relations@Illuminet.com

Illuminet Acquires NYSINET network assets, customers near NYC, Albany Nationwide telecommunications service provider gains added capacity and ability to lower facilities costs for key customers in Boston-New York corridor

Olympia, Wash.-- February 12, 2001 - Illuminet Holdings, Inc. (Nasdaq: ILUM), a leading provider of advanced nationwide signaling and intelligent network services to telecommunications carriers, announced that it has acquired a pair of Signal Transfer Points (STPs) from the New York State Independent Network located in Warwick and Chatham, New York. Illuminet already operates the largest independent Signaling System 7 ("SS7") network in North America, and the former NYSINET STPs add capacity and direct access to the network in key metropolitan areas of the northeast region, according to company officials.

"Acquiring the NYSINET STPs supports Illuminet's strategic plan to expand our network coverage throughout the northeast while reducing our customers' transport costs," said Bruce Johnson, Illuminet vice president for operations and engineering. "We are now better positioned to meet the rising demand for our signaling and intelligent network services in the New York-to-Boston technology corridor."
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Illuminet previously served NYSINET, a consortium of independent carriers, through a wholesale network relationship. As a result of the transaction, Illuminet will continue to directly serve 27 of the NYSINET customers. In addition to existing service agreements, Illuminet can now offer these customers additional network and OSS services.

With the added New York STPs, the Illuminet network now consists of 13 pairs of STPs and more than 150 signaling points of interconnection in major cities including Dallas, Chicago and the Bay Area. Signal transfer points are specialized packet switches used to route data messages over a separate signaling network (SS7) utilized in today's vast, interconnected telecommunications networks. This separate SS7 network handles the complex process of controlling the path of phone calls plus additional information carried with them, to be delivered on the local network which carries the actual voice message. The result is near-instantaneous, high-quality call connection and delivery of advanced services such as caller identification, number portability and nationwide roaming for wireless calls.

ABOUT ILLUMINET
Founded in 1981, Illuminet (Nasdaq: ILUM) is a leading provider of advanced nationwide signaling and intelligent network services to the communications industry. Connection to the Illuminet network gives carriers access to the system of signaling networks of nearly the entire U.S. public-switched telecommunications infrastructure through a single source. Illuminet specializes in SS7 network services and intelligent network solutions for services such as calling name delivery, calling card validation, wireless roaming, number portability, network usage measurement, network management, Operations Support System (OSS) interconnection services,

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clearinghouse services, toll-free database and other specialized database access functions. The company also provides prepaid wireless services including real-time account management, through its subsidiary National Telemanagement Corporation, based in Dallas, TX. Illuminet's headquarters are at 4501 Intelco Loop, SE, Lacey, WA 98503; (360) 493-6000; www.illuminet.com.

EDITOR'S NOTE: Illuminet is a registered service mark of Illuminet Holdings, Inc. All other trademarks are property of their respective holders.

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